PRESS RELEASE - FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS AND
ADJUSTED FFO OF $0.34 PER SHARE

TIMONIUM, MARYLAND - April 26, 2007 - Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter ended March 31, 2007. The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended March 31, 2007 of $25.4 million or $0.42 per common share. The $25.4 million of FFO available to common stockholders for the first quarter includes an adjustment to the allowance for straight-line revenue (resulting in an increase in revenue of $5.0 million for the quarter), $0.1 million of non-cash consolidation adjustments due to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”) and $26 thousand of non-cash restricted stock expense. FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”). Adjusted FFO was $0.34 per common share for the three months ended March 31, 2007. Adjusted FFO is a non-GAAP financial measure, which excludes the impact of certain non-cash items and certain items of revenue or expenses, including: a non-cash straight line revenue allowance adjustment, FIN 46R consolidation adjustments and restricted stock expense. For more information regarding FFO and adjusted FFO, see the “Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended March 31, 2007, the Company reported net income of $20.7 million, net income available to common stockholders of $18.2 million, or $0.30 per diluted common share and operating revenues of $42.7 million. This compares to net income of $10.2 million, net income available to common stockholders of $7.7 million, or $0.13 per diluted common share, and operating revenues of $32.1 million for the same period in 2006. The increases in net income, operating revenues and net income available to common stockholders were due primarily to the acquisition of approximately $200 million in new investments in 2006, as well as, the impact of an allowance adjustment with respect to straight-line rent recognition.

FIRST QUARTER 2007 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	Completed a 7.13 million share common stock offering on April 3, 2007, resulting in net proceeds to the Company of $113 million.
•	Increased the Company’s available borrowing base under its revolving credit facility by $55 million to $255 million.
•	In April, the Company increased the quarterly common dividend per share by $0.01 to $0.27 per share.
•	Reinstated the Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) effective immediately for investment beginning May 15, 2007.

FIRST QUARTER 2007 RESULTS

Operating Revenues and Expenses - Operating revenues for the three months ended March 31, 2007 were $42.7 million. Operating expenses for the three months ended March 31, 2007 totaled $11.4 million, comprised of $8.8 million of depreciation and amortization expense, $2.5 million of general and administrative expenses and $26 thousand of restricted stock expense.

Other Income and Expense - Other income and expense for the three months ended March 31, 2007 was a net expense of $12.3 million and was primarily comprised of $11.8 million of interest expense and $0.5 million of amortization of deferred financing costs.

Funds From Operations - For the three months ended March 31, 2007, reportable FFO available to common stockholders was $25.4 million, or $0.42 per common share, compared to $15.5 million, or $0.27 per common share, for the same period in 2006. The $25.4 million of FFO for the quarter includes a $5.0 million adjustment to the allowance for straight-line revenue (resulting in an increase in revenue for the quarter), $0.1 million of non-cash FIN 46R consolidation adjustments and $26 thousand of non-cash restricted stock expense.

The $15.5 million of FFO for the three months ended March 31, 2006, includes the impact of: i) a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of an old credit facility; ii) $0.8 million of interest expense associated with the tender offer and purchase of the remaining 20.7% of the Company’s $100 million aggregate principal amount of 2007 notes; iii) a $0.5 million provision for income taxes; iv) a $0.1 million non-cash provision for impairment charge; v) a $2.4 million non-cash increase in the fair value of a derivative; vi) $0.4 million in non-cash accretion investment income; and vii) $0.3 million of non-cash restricted stock amortization.

When excluding the above mentioned non-cash or non-recurring items in 2007 and 2006, adjusted FFO was $20.3 million, or $0.34 per common share, for the three months ended March 31, 2007, compared to $17.1 million, or $0.30 per common share, for the same period in 2006. For further information, see the attached “Funds From Operations” schedule and notes.

FINANCING ACTIVITIES

7.130 Million Common Stock Offering - As previously announced, on April 3, 2007, the Company closed an underwritten public offering of 7,130,000 shares of Omega common stock at $16.75 per share, less underwriting discounts. The sale included 930,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters. The Company received approximately $113 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.

Increase in Credit Facility - Pursuant to Section 2.01 of the Company’s Credit Agreement, dated as of March 31, 2006, as amended, (the “Credit Agreement”), the Company was permitted under certain circumstances to increase its available borrowing base under the Credit Agreement from $200 million up to an aggregate of $300 million. Effective February 22, 2007, the Company exercised its right to increase its available borrowing base under the Credit Agreement from $200 million to $255 million and the Company consented to add 18 of its properties to the borrowing base assets under the Credit Agreement.

PORTFOLIO DEVELOPMENTS

Advocat - The Company continuously evaluates the payment history and financial strength of its operators and has historically established an allowance for straight-line rent adjustments for operators that do not meet the Company’s internal revenue requirements. The Company considers factors such as payment history, the operator’s financial condition as well as current and future anticipated operating trends when evaluating whether to establish contra revenue reserves.

The Company has reviewed Advocat’s financial statements annually and noted that since 2000 the opinion of Advocat’s external auditors contained a “going concern” qualification. During the first quarter of 2007, the Company reviewed Advocat’s 2006 annual report and noted that Advocat’s auditor’s opinion no longer contained a going concern qualification. In addition, the Company also reviewed Advocat’s financial statements and noted significant improvements in its financial condition since 2000. As a result, the Company determined that it should reverse approximately $5.0 million of straight-line allowance previously established. The change in estimate resulted in an additional $0.08 per share of income from continuing operations and net income for the quarter.

Asset Sales - On December 22, 2006, Residential Care VIII, LLC, a subsidiary of American Senior Communities, LLC, notified the Company of its intent to exercise its option to purchase two facilities. The two facilities were classified on the Company’s December 31, 2006 consolidated balance sheet as assets held for sale with a net book value of approximately $1.9 million. On January 31, 2007, the Company received gross cash proceeds of approximately $3.6 million and recorded an accounting gain of approximately $1.7 million.

In two additional separate transactions during the first quarter of 2007, the Company sold two facilities for their approximate net book value, generating cash proceeds of approximately $0.8 million.

DIVIDENDS

Common Dividends - On April 18, 2007, the Company’s Board of Directors announced a common stock dividend of $0.27 per share to be paid May 15, 2007 to common stockholders of record on April 30, 2007. At the date of this release, the Company had approximately 67 million outstanding common shares.

Series D Preferred Dividends - On April 18, 2007, the Company’s Board of Directors declared the regular quarterly dividends for the Company’s 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) to stockholders of record on April 30, 2007. The stockholders of record of the Series D Preferred Stock on April 30, 2007 will be paid dividends in the amount of $0.52344 per preferred share on May 15, 2007. The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period February 1, 2007 through April 30, 2007.

Dividend Reinvestment and Common Stock Purchase Plan - The Company also previously announced the reinstatement of the Plan effective immediately for investment beginning May 15, 2007. All questions and requests in connection with the Plan should be directed to the Plan’s administrator, Computershare, at (800) 519-3111.

2007 ADJUSTED FFO GUIDANCE AFFIRMATION

The Company affirms its 2007 adjusted FFO available to common stockholders guidance of between $1.32 and $1.36 per diluted share, as previously announced on December 14, 2006.

The Company's adjusted FFO guidance for 2007 excludes the future impacts of acquisitions, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense. A reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release. The Company may, from time to time, update its publicly announced adjusted FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve its projected results.

ANNUAL MEETING

As previously announced on February 6, 2007, the Company's 2007 Annual Meeting of Stockholders will be held on Thursday, May 24, 2007, at 10:00 a.m., local time, at the Holiday Inn Select, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland. Stockholders of record as of the close of business on April 20, 2007 will be entitled to receive notice of and to participate at the 2007 Annual Meeting of Stockholders.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, April 26, 2007, at 10 a.m. EDT to review the Company’s 2007 first quarter results and current developments. To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page. Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry. At March 31, 2007, the Company owned or held mortgages on 235 SNFs and assisted living facilities with approximately 26,996 beds located in 27 states and operated by 31 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) the Company’s ability to maintain its status as a real estate investment trust and to reach a closing agreement with the Internal Revenue Service with respect to the related party tenant issues described in our Form 10-K filed with the Securities and Exchange Commission on February 23, 2007 (“Form 10-K”); (viii) the impact of the material weakness identified in the management’s report on internal control over financial reporting included in our Form 10-K, including expenses that may be incurred in efforts to remediate such weakness and potential additional costs in preparing and finalizing financial statements in view of such material weakness; and (ix) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Real estate properties
Land and buildings at cost	$1,238,733	$1,237,165
Less accumulated depreciation	(196,957)	(188,188)
Real estate properties - net	1,041,776	1,048,977
Mortgage notes receivable - net	32,085	31,886
	1,073,861	1,080,863
Other investments - net	21,032	22,078
	1,094,893	1,102,941
Assets held for sale - net	773	3,568
Total investments	1,095,666	1,106,509

Cash and cash equivalents	2,655	729
Restricted cash	4,016	4,117
Accounts receivable - net	56,287	51,194
Other assets	14,290	12,821
Total assets	$1,172,914	$1,175,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$147,000	$150,000
Unsecured borrowings - net	485,000	485,000
Discount on unsecured borrowings - net	(274)	(269)
Other long-term borrowings	41,410	41,410
Accrued expenses and other liabilities	26,771	28,037
Income tax liabilities	5,646	5,646
Operating liabilities for owned properties	92	92
Total liabilities	705,645	709,916

Stockholders’ equity:
Preferred stock	118,488	118,488
Common stock and additional paid-in-capital	699,439	700,177
Cumulative net earnings	313,425	292,766
Cumulative dividends paid	(621,016)	(602,910)
Cumulative dividends - redemption	(43,067)	(43,067)
Total stockholders’ equity	467,269	465,454
Total liabilities and stockholders’ equity	$1,172,914	$1,175,370

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Rental income	$40,877	$29,837
Mortgage interest income	1,009	1,184
Other investment income - net	645	937
Miscellaneous	137	109
Total operating revenues	42,668	32,067

Expenses
Depreciation and amortization	8,799	7,485
General and administrative	2,547	2,056
Restricted stock expense	26	293
Total operating expenses	11,372	9,834

Income before other income and expense	31,296	22,233
Other income (expense):
Interest and other investment income	40	113
Interest	(11,844)	(9,609)
Interest - amortization of deferred financing costs	(459)	(643)
Interest - refinancing costs	—	(3,485)
Change in fair value of derivatives	—	2,434
Total other expense	(12,263)	(11,190)

Income from continuing operations before income taxes	19,033	11,043
Provision for income taxes	—	(549)
Income from continuing operations	19,033	10,494
Discontinued operations	1,626	(319)
Net income	20,659	10,175
Preferred stock dividends	(2,481)	(2,481)
Net income available to common	$18,178	$7,694

Income per common share:
Basic:
Income from continuing operations	$0.28	$0.14
Net income available to common	$0.30	$0.13
Diluted:
Income from continuing operations	$0.28	$0.14
Net income available to common	$0.30	$0.13

Dividends declared and paid per common share	$0.26	$0.23

Weighted-average shares outstanding, basic	60,094	57,412
Weighted-average shares outstanding, diluted	60,118	57,474

Components of other comprehensive income:
Net income	$20,659	$10,175
Unrealized gain (loss) on common stock investment	—	699
Unrealized gain (loss) on preferred stock investment	—	(304)
Total comprehensive income	$20,659	$10,570

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Net income available to common stockholders	$18,178	$7,694
Add back loss (deduct gain) from real estate dispositions (1)	(1,597)	248
Sub-total	16,581	7,942
Elimination of non-cash items included in net income:
Depreciation and amortization (1)	8,799	7,527
Funds from operations available to common stockholders	$25,380	$15,469

Weighted-average common shares outstanding, basic	60,094	57,412
Effect of restricted stock awards	—	42
Assumed exercise of stock options	24	20
Weighted-average common shares outstanding, diluted	60,118	57,474

Funds from operations per share available to common stockholders	$0.42	$0.27

Adjusted funds from operations:
Funds from operations available to common stockholders	$25,380	$15,469
Deduct non-cash increase in fair value of Advocat derivative	—	(2,434)
Deduct Advocat non-cash accretion investment income	—	(412)
Deduct Advocat one-time straight line adjustment	(5,040)	—
Deduct FIN 46R adjustment	(76)	—
Add back non-cash provision for income taxes	—	549
Add back non-cash provision for impairments on real estate properties(1)	—	121
Add back non-cash restricted stock expense	26	293
Add back one-time non-cash interest refinancing expense	—	3,485
Adjusted funds from operations available to common stockholders	$20,290	$17,071
(1) Includes amounts in discontinued operations

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure. For purposes of the Securities and Exchange Commission’s (“SEC”) Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization. FFO available to common stockholders per share is further adjusted for the effect of restricted stock awards and the exercise of in-the-money stock options. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as FFO available to common stockholders less one-time revenue and expense items. The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO. In the tables included in this press release, the Company has applied this interpretation and has not excluded asset impairment charges in calculating its FFO. As a result, its FFO may not be comparable to similar measures reported in previous disclosures. According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO. Therefore, a comparison of the Company’s FFO results to another company's FFO results may not be meaningful.

The following table presents a reconciliation of our guidance regarding 2007 FFO and Adjusted FFO to net income available to common stockholders:

	2007 Projected
Per diluted share:
Net income available to common stockholders	$0.86	−	$0.90
Adjustments:
Depreciation and amortization	0.54	−	0.54
Funds from operations available to common stockholders	$1.40	−	$1.44

Adjustments:
Advocat straight-line revenue adjustment	(0.08)	−	(0.08)
FIN 46R non-cash revenue adjustment	(0.00)	−	(0.00)
Restricted stock expense	0.00	−	0.00
Adjusted funds from operations available to common stockholders	$1.32	−	$1.36

The following table summarizes the results of operations of assets held for sale and facilities sold during the three months ended March 31, 2007 and 2006, respectively.

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)
Revenues
Rental income	$32	$93
Other income	—	—
Subtotal revenues	32	93
Expenses
Depreciation and amortization	—	42
General and administrative	3	1
Provision for impairment	—	121
Subtotal expenses	3	164

Income (loss) before loss on sale of assets	29	(71)
Gain (loss) on assets sold - net	1,597	(248)
Gain (loss) from discontinued operations	$1,626	$(319)

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending March 31, 2007.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property(1)(2)	224	25,700	$1,257,933	97%
Loans Receivable(3)	9	1,120	33,460	3%
Total Investments	233	26,820	$1,291,393	100%

Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1)(3)	225	26,234	$1,237,578	96%	$47
Assisted Living Facilities	6	416	30,380	2%	73
Rehab Hospitals	2	170	23,435	2%	138
	233	26,820	$1,291,393	100%	$48

(1) Excludes two held for sale facilities and includes a $19.2 million lease inducement.
(2) Includes 7 buildings worth $61.8 million resulting from FIN 46R Consolidation.
(3) Includes $1.4 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2007
Rental Property (1)	$40,877	96%
Mortgage Notes	1,009	2%
Other Investment Income	645	2%
	$42,531	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2007
Assisted Living Facilities	$512	1%
Skilled Nursing Facilities	41,374	97%
Other	645	2%
	$42,531	100%

(1) Revenue includes $0.8 million reduction for lease inducements.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
Sun Healthcare Group, Inc.	38	$210,222	16%
Communicare	19	193,278	15%
Haven	15	117,230	9%
Advocat, Inc.	32	107,697	8%
Guardian (1)	17	105,181	8%
HQM	13	98,369	8%
Remaining Operators	99	459,416	36%
	233	$1,291,393	100%

(1) Investment amount includes a $19.2 million lease inducement.

Geographic Concentration ($000's)

Concentration by Region	# of Properties	Investment	% Investment
South (1)	109	$522,098	41%
Midwest	53	337,225	26%
Northeast	37	259,131	20%
West	34	172,939	13%
	233	$1,291,393	100%

Concentration by State	# of Properties	Investment	% Investment
Ohio	37	$279,170	22%
Florida	25	173,435	13%
Pennsylvania	17	110,208	9%
Texas	21	82,757	6%
California	15	60,665	5%
Remaining States (1)	118	585,158	45%
	233	$1,291,393	100%
(1) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue(1)	Current Interest Revenue(1)	Lease and Interest Revenue	%
	2007	3,510	-	3,510	3%
	2008	1,071	-	1,071	1%
	2009	-	-	-	0%
	2010	11,210	1,445	12,655	9%
	2011	11,500	218	11,718	8%
	Thereafter	109,930	2,133	112,063	79%
		$137,221	$3,796	$141,017	100%

(1) Based on 2007 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 12/31/06				Coverage Data
		% Payor Mix		Before	After
	Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
All Healthcare Facilities	82.7%	11.5%	13.7%	2.1 x	1.7 x

The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending March 31, 2007.

Current Capitalization ($000's)
	Outstanding Balance	%
Borrowings Under Bank Lines	$147,000	12.9%
Long-Term Debt Obligations (1)	526,410	46.1%
Stockholders’ Equity	467,269	41.0%
Total Book Capitalization	$1,140,679	100.0%

(1) Excludes net discount of $0.3 million on unsecured borrowings. Includes $39.0 million of non-recourse debt pursuant to FIN 46R consolidation.

Leverage & Performance Ratios
Debt / Total Book Cap	59.0%
Debt / Total Market Cap	36.9%
Interest Coverage:
1st quarter 2007	3.26 x

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit(1)	FIN 46R Consolidation	Other	Senior Notes	Total
	2007	$-	$-	$415	$-	$415
	2008	-	-	435	-	435
	2009	-	-	465	-	465
	2010	255,000	-	495	-	255,495
	Thereafter	-	39,000	600	485,000	524,600
		$255,000	$39,000	$2,410	$485,000	$781,410

(1) Reflected at 100% borrowing capacity.

The following table presents investment activity for the three-month period ending March 31, 2007.

Investment Activity ($000's)
	Three Months Ended
	March 31, 2007
	$ Amount	%
Funding by Investment Type:
Real Property	$-	0%
Mortgages	345	33%
Other	691	67%
Total	$1,036	100%